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     Filed by Merchants and Manufacturers Bancorporation, Inc
     On April 18, 2006, Michael Murry, the Chairman of the Board of Directors and Chief Executive Officer of Merchants and Manufacturers Bancorporation, Inc. (the “Company”) issued to employees of the Company an e-mail addressing a newspaper article published in the Milwaukee Journal Sentinel on April 15, 2006 regarding a proposal submitted by a shareholder of the Company pursuant to Rule 14-8 under the Securities Exchange Act of 1934 and included in the proxy statement of the Company mailed to shareholders on or about April 14, 2006. Attached to e-mail communication is a list of talking points that members of the Board of Directors will use in contacting shareholders of the Company by telephone to solicit proxies against the shareholder’s proposal. Set forth below pursuant to Rule 14a-6 under the Securities Exchange Act of 1934 are copies of the e-mail from Mr. Murry to the Company’s employees, the talking points to be used by members of the Board of Directors and the April 15, 2006 newspaper article published in the Milwaukee Journal Sentinel.

FROM: Michael Murry
TO: All MMBC Employees
On Saturday, April 15, the Milwaukee Journal Sentinel published an article in the business section of the paper outlining a process by which one of our shareholders has submitted a resolution to be presented to all shareholders, recommending that the Board of Directors of MMBC hire an investment banking firm to research the possibility of selling MMBC to another organization.
In the statements attributed to this shareholder in the newspaper article, the shareholder criticized the organization because of the lack of stock price appreciation, its acquisition of rural community banks, the naming of my son as President of Lincoln State Bank, and the actions of one of our officers at Fortress Bank resulting in loan portfolio losses.
In a previous meeting, the Board of Directors of MMBC unanimously voted to recommend to the shareholders to reject the resolution. I have attached a list of points made by the Board in response to the shareholder’s resolution.
In response to the statements attributed to the shareholder in the newspaper article, I would like to point out the following:
•	In regard to the stock price, the shareholder references the price of $46.00 vs. the current price of $34.55. The higher price ($46.00) was a result of some speculation after MMBC paid a stock dividend on December 15, 2003. The dividend should have reduced the price of the shares since more shares existed as a result of the dividend, but the earnings remained the same. However, the stock price initially increased significantly, but only for a brief period of time following the stock dividend. Subsequently, the share price fell to the level in which it should have traded after giving effect to the stock dividend and until recently, remained there. The small recent reduction was, of course, due to the Fortress event.

•	The shareholder’s reference to MMBC “losing control” is non-sense. The transgression at Fortress was an isolated event caused by one person using his authority for his personal gain.

•	Finally, the election of Joe Murry as President of Lincoln State Bank was a decision made by the Lincoln State Bank Board much earlier. We also promoted other young qualified VP’s to the position of president in our banks as a result of our succession plan.

You must understand that proposals such as this and others will be submitted from time to time by shareholders because this is a public company and anyone who owns more than $2,000 worth of shares and meets certain other requirements may submit a proposal.
The entire Board is committed to moving forward with the strategic plan and our employees. Any speculation that your jobs are in jeopardy is misguided and should be put to rest.
Any employee who owns stock in our institution outside of the 401(k) plan should vote against the shareholder resolution if he or she believes, as I do, in the future of the Company.

Talking Points on Shareholder Proposal
The Board unanimously believes that implementation of this proposal would not be in the best interest of the shareholders or Merchants for the following reasons:
•	In 1998, Merchants embarked on the first stage of a three-stage plan to create a state-wide group of community banks.

•	The goal in the first stage involved growing through acquisition to an asset size in excess of one billion dollars.

•	The first stage growth enabled the Corporation to gain market recognition, an essential element in raising capital.

•	During this first stage, between 1998 and 2003, earnings per share grew from $1.44 to $2.56, a compounded average earning per share growth rate of 10%.

•	The second stage involved creating a centralized administrative platform over a two year period in 2004 and 2005.

•	In addition, all of our banks were converted to a single data processing system.

•	The after-tax costs related to our consolidation exceeded $6.0 million over the two year period.

•	2006 begins the final stage.

•	Merchants will begin to experience the benefits of its efforts and costs during the first two stages.

•	Future acquisitions will create substantial synergies

•	By reducing costs, increasing efficiencies, and expanding services, we expect that shareholder value will be increased through higher levels of earnings.

•	Since earnings levels are one of the essential elements in the valuation of a company for sale, the Board does not believe that now is the time to promote the sale of the Company as earnings are at a low level due to our investment in the future.

•	The Board believes that approval of the shareholder proposal would erode shareholder value.

•	Merchants success is highly dependent on its ability to maintain strong relationships with, and confidence of, its employees, clients, and shareholders.

•	Speculation that Merchants was “for sale” would harm relationships with employees, clients and the communities which Merchants operates in.

•	We believe the approval of the shareholder proposal and speculation that Merchants was “for sale” would, in turn, result in a decline in shareholder value.

From the April 15, 2006 editions of the Milwaukee Journal Sentinel
Sale of banking company is urged
New Berlin firm lagging under current leaders, former director asserts
By PAUL GORES
Saying stockholders would be better off if Merchants & Manufacturers Bancorporation Inc. were sold rather than continue under its current leadership, a former director wants shareholders to join him in asking the board to look into selling the company.
But the New Berlin-based bank holding company’s board says it is in the final stage of a long-term strategy that is expected to begin paying off, and selling the bank now would be “irresponsible.”
The unhappy former director, John J. Maliszewski, who said he owns more than 30,000 shares of Merchants & Manufacturers, pointed to the declining stock price as key evidence that the bank is on the wrong course.
The share price of Merchants & Manufacturers’ thinly traded stock, which closed this week at $34.55, is down about 8% for the year and off almost 26% from a high of $46.50 in January 2004.
“I don’t believe the position the bank has gone in the last five years is the right position,” Maliszewski said in an interview. “The stock has been going down.”
Maliszewski also criticized the bank for its strategy of buying small banks around the state, and for appointing Joseph Murry, the 30-year-old son of company Chairman Michael Murry, to be president of its largest subsidiary bank, Lincoln State Bank.
“I think he’s too young to take over that,” Maliszewski said.
In addition, Maliszewski also said the bank’s recent announcement that an officer at its Fortress Bank subsidiary in Westby had violated bank rules and made shaky loans that may cost the company $2.4 million shows management has “kind of lost control.”
Maliszewski, 66, who was on the original board of the company but is now retired, has had a shareholder proposal placed on the ballot for the company’s May 16 annual meeting. It recommends that the board hire an investment banking firm to see whether buyers can be found for Merchants & Manufacturers.
Maliszewski said he knows of at least 20 other dissatisfied shareholders, including some who own more than 50,000 shares each.
Michael Murry responded that Maliszewski “has been urging us to sell the bank for years and years.”

“That’s John. He wants to sell the bank and wants to gain support, so he is trying to hang his hat on a number of things,” Michael Murry said. “That’s fine, that’s his privilege. But some of what he says is very misleading.”
Murry said the bank is entering the final phase of a plan to increase its value — a plan that included spending $6 million in the last two years to centralize the operations and computer systems of banks it acquired into one platform. That move should pay off with more efficient acquisitions in the future, he said.
Murry said the stock price of more than $46 a share early in 2004 was caused in part by “some speculation” and has corrected itself.
“There was no reason for it at all, and then it adjusted to where it should have been,” he said.
He said the promotion of his son to Lincoln State Bank president is part of the company’s overall transition to bank officers in their 30s and 40s who have succeeded retiring executives, and who work closely with management of the holding company.
Murry said the bank expects to recover through insurance much of the $2.4 million potential loss from the problems at its Westby bank.